EXHIBIT 99.1

Contact: Geoffrey Buscher

                SBG Investor Relations

                508-532-1790

                IR@xerium.com

XERIUM TECHNOLOGIES EXTENDS WAIVERS

RALEIGH, N.C., February 1, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that it has secured from certain of its lenders an extension of its existing temporary loan covenant waivers until March 1, 2010. The lenders have extended the existing loan covenant waivers in order to facilitate continued negotiations for a comprehensive recapitalization of the Company.

Pursuant to the extension, certain lenders have agreed to extend the previous waivers of any defaults resulting from the Company’s failure to comply with certain financial covenants under its credit agreement for the quarters ended September 30, 2009 and December 31, 2009, and to waive any defaults under agreements creating the Company’s existing hedging obligations and to extend the forbearance thereof.

“We appreciate the support and commitment of our lenders as we work within the prescribed framework to finalize an agreement,” commented Stephen R. Light, Xerium’s Chairman, CEO and President. “We are eager to put this debt restructuring behind us as we continue to move forward as a more competitive and operationally efficient organization.”

“We continue to caution you that there can be no assurance that we will complete these negotiations in the time frame specified and no assurance that the required one hundred percent of lenders will vote in favor of any transaction substantially consistent with the framework in order to implement the recapitalization without court assistance.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we may not be able to obtain sufficient approval of our lenders necessary to implement the proposed framework with or without bankruptcy court assistance, (2) we may be unable to obtain any further extension of the waiver of the violation of the financial covenants in our credit facility, in which case we will be in default following the waiver period, (3) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt, and we anticipate we may not have sufficient cash available to pay our debt and continue operations, (4) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (5) market improvement in our industry may occur more slowly than we anticipate or not at all; and (6) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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